Exhibit 99.1

West Announces First-Quarter 2022 Results and Declares Third-Quarter 2022 Dividend
- Conference Call Scheduled for 9 a.m. EDT Today -

Exton, PA, April 28, 2022 – West Pharmaceutical Services, Inc. (NYSE: WST) today announced its financial results for the first-quarter 2022 and updated full-year 2022 financial guidance.

First-Quarter 2022 Summary (comparisons to prior-year period)
•Net sales of $720.0 million grew 7.4%; organic sales growth was 11.0%.
•Reported-diluted EPS of $2.29 increased 15.1%.
•Adjusted-diluted EPS of $2.30 increased 12.2%.
•The Company is reaffirming full-year 2022 financial guidance of net sales in a range of $3.050 billion to $3.075 billion. The Company is raising full-year 2022 financial guidance of adjusted-diluted EPS to a new range of $9.30 to $9.45, compared to a prior range of $9.20 to $9.35.
•The Company also announced that its Board of Directors has approved a third-quarter 2022 dividend of $0.18 per share. The dividend will be paid on August 3, 2022, to shareholders of record as of July 20, 2022.

“Adjusted-diluted EPS” and “organic sales growth” are Non-U.S. GAAP measurements. See discussion under the heading “Non-U.S. GAAP Financial Measures” in this release.

“We delivered a solid first-quarter 2022 and remain on track to increase capacity throughout the year to satisfy the growing demand for our high-value products (HVP),” said Eric M. Green, President and Chief Executive Officer. “Our team members across the globe continue to demonstrate their passion to improve patient lives as they remain focused on executing our strategic initiatives despite macroeconomic challenges. Even with these challenges, and headwinds related to changes in foreign currency exchange rates, we remain well positioned for continued net sales growth and margin expansion. We are reaffirming our full-year 2022 net sales guidance, raising our full-year organic sales growth guidance, and raising our full-year 2022 adjusted-diluted EPS guidance.”

Proprietary Products Segment
Net sales grew by 10.6% to $601.3 million. Organic sales growth was 14.4% with currency translation negatively impacting sales growth by 380 basis points. High-value products (components and devices) represented more than 70% of segment sales and generated double-digit organic sales growth, led by customer demand for NovaPure® and Westar® components.

The Biologics market unit had double-digit organic sales growth. The Pharma and Generics market units had high-single digit and mid-single digit organic sales growth, respectively.

Contract-Manufactured Products Segment
Net sales declined by 6.6% to $118.7 million. Organic sales decline was 3.8% with currency translation negatively impacted sales growth by 280 basis points. Segment performance was impacted by a decline of sales of components for diagnostic devices.

Financial Highlights
Operating cash flow was $151.2 million, an increase of 70.5%. Capital expenditures in the quarter were $65.8 million. Free cash flow (operating cash flow minus capital expenditures) was $85.4 million, an increase of 151.2%.

During the quarter, the Company repurchased 390,000 shares for $147.1 million at an average share price of $377.23 under its share repurchase program.

Full-Year 2022 Financial Guidance
•The Company is reaffirming full-year 2022 net sales guidance to be in a range of $3.050 billion to $3.075 billion.
◦Organic sales growth is expected to be in a range of 11% to 12%, compared to prior guidance of approximately 10%.
◦Net sales guidance, based on current foreign exchange rates, includes an estimated full-year 2022 headwind of $115 million, compared to prior guidance of a $70 million headwind.
•The Company is raising full-year 2022 adjusted-diluted EPS to be in a range of $9.30 to $9.45, compared to a prior range of $9.20 to $9.35.
◦Full-year adjusted-diluted EPS guidance range, based on current foreign currency exchange rates, includes an estimated headwind of $0.38, compared to prior guidance of a $0.21 headwind.
◦The revised guidance includes a $0.12 EPS positive impact from first-quarter tax benefits from stock-based compensation.
◦For the remaining quarters of the year, our EPS guidance range assumes a tax rate of 23% and does not include potential tax benefits from stock-based compensation. Any tax benefits associated with stock-based compensation beyond those recorded in the first-quarter 2022 would provide a positive adjustment to our full-year adjusted-diluted EPS guidance.
◦Full-year 2022 capital spending is expected to be $380 million. This includes incremental capital spending to support capacity expansions at existing HVP facilities.

First-Quarter 2022 Conference Call
The Company will host a conference call to discuss the results and business expectations at 9:00 a.m. Eastern Time today. To participate on the call please dial 877-930-8295 (U.S.) or 253-336-8738 (International). The conference ID is 6690124.

A live broadcast of the conference call will be available at the Company’s website, www.westpharma.com, in the “Investors” section. Management will refer to a slide presentation during the call, which will be made available on the day of the call. To view the presentation, select “Presentations” in the “Investors” section of the Company’s website.

An online archive of the broadcast will be available at the website three hours after the live call and will be available through Thursday, May 5, 2022, by dialing 855-859-2056 (U.S.) or 404-537-3406 (International) and entering conference ID 6690124.

Investor Contact:	Media Contact:
Quintin Lai	Michele Polinsky
Vice President, Investor Relations	Vice President, Global Communications
(610) 594-3318	(610) 594-3054
Quintin.Lai@westpharma.com	Michele.Polinsky@westpharma.com

Forward-Looking Statements
Certain forward-looking statements appear in this release and include such words as “raising,” “increase,” “growing,” “continue,” “remain,” “reaffirming,” “expected,” “to be,” “includes,” “estimated,” “assumes,” “would provide,” and other similar terminology. These statements reflect management’s current expectations regarding future events and operating performance and speak only as of the date of this release. There is no certainty that actual results will be achieved in-line with current expectations. These forward-looking statements involve a number of risks and uncertainties. The following are some of the factors that could cause our actual results to differ materially from those expressed in or underlying our forward-looking statements: the duration and severity of the global COVID-19 pandemic, including prevailing economic conditions and general uncertainties relating thereto that may be unknown and unforeseeable; customers’ changing inventory requirements and manufacturing plans and customer decisions to move forward with our new products and product categories, including any re-prioritization of product needs due to COVID-19; other potential impacts from COVID-19, including interruptions or weaknesses in our supply chain, illness in our workforce and access to transport for our products; average profitability, or mix, of the products we sell; dependence on third-party suppliers and partners; increased raw material costs; fluctuations in currency exchange; and the ability to meet development milestones with key customers. This list of important factors is not all inclusive. For a description of certain additional factors that could cause the Company’s future results to differ from those expressed in any such forward-looking statements, see Part I Item 1A , entitled “Risk Factors,” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

Except as required by law or regulation, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-U.S. GAAP Financial Measures
For the purpose of aiding the comparison of our year-over-year results, we may refer to net sales and other financial results excluding the effects of changes in foreign currency exchange rates. Organic net sales exclude the impact from acquisitions and/or divestitures and translate the current-period reported sales of subsidiaries whose functional currency is other than the U.S. Dollar at the applicable foreign exchange rates in effect during the comparable prior-year period. We may also refer to financial results excluding the effects of unallocated items. The re-measured results excluding effects from currency translation and excluding the effects of unallocated items are not in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”) and should not be used as a substitute for the comparable U.S. GAAP financial measures. The non-U.S. GAAP financial measures are incorporated into our discussion and analysis as management uses them in evaluating our results of operations and believes that this information provides users a valuable insight into our overall performance and financial position. A reconciliation of these adjusted non-U.S. GAAP measures to the comparable U.S. GAAP financial measures is included in the accompanying tables.

WEST PHARMACEUTICAL SERVICES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(in millions, except per share data)

	Three Months Ended March 31,
	2022		2021
Net sales	$720.0	100%	$670.7	100%
Cost of goods and services sold	435.4	60	398.8	59
Gross profit	284.6	40	271.9	41
Research and development	14.6	2	12.2	2
Selling, general and administrative expenses	83.4	12	80.2	12
Other (income) expense	(3.1)	—	3.9	1
Operating profit	189.7	26	175.6	26
Interest expense, net	1.9	—	1.8	—
Other nonoperating (income) expense	—	—	(1.1)	—
Income before income taxes	187.8	26	174.9	26
Income tax expense	21.2	3	28.7	4
Equity in net income of affiliated companies	(7.2)	(1)	(5.0)	(1)
Net income	$173.8	24%	$151.2	23%

Net income per share:
Basic	$2.34		$2.04
Diluted	$2.29		$1.99

Average common shares outstanding	74.4		73.9
Average shares assuming dilution	76.0		75.8

WEST PHARMACEUTICAL SERVICES
REPORTING SEGMENT INFORMATION
(UNAUDITED)
(in millions)

	Three Months Ended
	March 31,
Net Sales:	2022	2021
Proprietary Products	$601.3	$543.7
Contract-Manufactured Products	118.7	127.1
Eliminations	—	(0.1)
Consolidated Total	$720.0	$670.7

Gross Profit:
Proprietary Products	$260.7	$251.9
Contract-Manufactured Products	23.9	20.0
Gross Profit	$284.6	$271.9
Gross Profit Margin	39.5%	40.5%

Operating Profit (Loss):
Proprietary Products	$193.4	$182.6
Contract-Manufactured Products	19.1	16.4
Stock-based compensation expense	(5.5)	(5.9)
General corporate costs	(17.1)	(13.9)
Adjusted Operating Profit	$189.9	$179.2
Adjusted Operating Profit Margin	26.4%	26.7%

Other unallocated items	(0.2)	(3.6)
Reported Operating Profit	$189.7	$175.6
Reported Operating Profit Margin	26.3%	26.2%

WEST PHARMACEUTICAL SERVICES
RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)
Please refer to “Non-U.S. GAAP Financial Measures” for more information
(in millions, except per share data)

Reconciliation of Reported and Adjusted Operating Profit, Net Income and Diluted EPS

Three months ended March 31, 2022	Operating profit	Income tax expense	Net income	Diluted EPS
Reported (U.S. GAAP)	$189.7	$21.2	$173.8	$2.29
Unallocated items:
Pension settlement (1)	—	0.1	0.5	—
Amortization of acquisition-related intangible assets (2)	0.2	—	0.7	0.01
Adjusted (Non-U.S. GAAP)	$189.9	$21.3	$175.0	$2.30

Three months ended March 31, 2021	Operating profit	Income tax expense	Net income	Diluted EPS
Reported (U.S. GAAP)	$175.6	$28.7	$151.2	$1.99
Unallocated items:
Restructuring and related charges	1.2	0.2	1.0	0.01
Pension settlement (1)	—	0.2	0.5	0.01
Amortization of acquisition-related intangible assets (2)	0.2	—	0.7	0.01
Cost investment impairment	2.2	—	2.2	0.03
Adjusted (Non-U.S. GAAP)	$179.2	$29.1	$155.6	$2.05

(1)The Company recorded a pension settlement charge within other nonoperating (income) expense, as it determined that normal-course lump-sum payments for our U.S. qualified defined benefit pension plan exceeded the threshold for settlement accounting.

(2)During the three months ended March 31, 2022 and 2021, the Company recorded $0.2 million of amortization expense within operating profit associated with an intangible asset acquired during the second quarter of 2020. During the three months ended March 31, 2022 and 2021, the Company recorded $0.5 million of amortization expense in association with an acquisition of increased ownership interest in Daikyo.

WEST PHARMACEUTICAL SERVICES
RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)
Please refer to “Non-U.S. GAAP Financial Measures” for more information
(in millions, except per share data)

Reconciliation of Net Sales to Organic Net Sales (3)

Three months ended March 31, 2022	Proprietary	CM	Eliminations	Total
Reported net sales (U.S. GAAP)	$601.3	$118.7	$—	$720.0
Effect of changes in currency translation rates	20.6	3.6	—	24.2
Organic net sales (Non-U.S. GAAP) (3)	$621.9	$122.3	$—	$744.2

(3)Organic net sales exclude the impact from acquisitions and/or divestitures and translate the current-period reported sales of subsidiaries whose functional currency is other than the U.S. dollar at the applicable foreign exchange rates in effect during the comparable prior-year period.

WEST PHARMACEUTICAL SERVICES
RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)
Please refer to “Non-U.S. GAAP Financial Measures” for more information
(in millions, except per share data)

Reconciliation of Reported-Diluted EPS Guidance to Adjusted-Diluted EPS Guidance

	2021 Actual	2022 Guidance	% Change
Reported-diluted EPS (U.S. GAAP)	$8.67	$9.26 to $9.41	6.8% to 8.5%
Pension settlement	0.02
Cost investment activity	0.06
Restructuring and related charges	0.02
Amortization of acquisition-related intangible assets	0.04	0.04
Asset impairment	0.04
Royalty acceleration	(0.25)
Tax law changes	(0.02)
Adjusted-diluted EPS (Non-U.S. GAAP) (4)	$8.58	$9.30 to $9.45	8.4% to 10.1%

Notes:

See “Full-year 2022 Financial Guidance” and “Non-U.S. GAAP Financial Measures” in today’s press release for additional information regarding adjusted-diluted EPS.

(4)We have opted not to forecast 2022 tax benefits from stock-based compensation in upcoming quarters, as they are out of the Company’s control. Instead, we recognize the benefits as they occur. In the first-quarter 2022, tax benefits associated with stock-based compensation increased adjusted-diluted EPS by $0.12. Any future tax benefits associated with stock-based compensation that we receive in 2022 would provide a positive adjustment to our full-year EPS guidance. In 2021, tax benefits associated with stock-based compensation increased adjusted-diluted EPS by $0.41.

WEST PHARMACEUTICAL SERVICES
CASH FLOW ITEMS
(UNAUDITED)
(in millions)

	Three Months Ended March 31,
	2022	2021
Depreciation and amortization	$29.6	$29.1
Operating cash flow	$151.2	$88.7
Capital expenditures	$65.8	$54.7

WEST PHARMACEUTICAL SERVICES
FINANCIAL CONDITION
(UNAUDITED)
(in millions)

	As of March 31, 2022	As of December 31, 2021
Cash and cash equivalents	$667.7	$762.6
Accounts receivable, net	$498.7	$489.0
Inventories	$416.5	$378.4
Accounts payable	$248.2	$232.2
Debt	$252.5	$253.0
Equity	$2,326.2	$2,335.4
Working capital	$1,105.7	$1,147.9

Trademark Notices

Trademarks and registered trademarks are the property of West Pharmaceutical Services, Inc., in the United States and other jurisdictions, unless noted otherwise.
Daikyo®, Daikyo Crystal Zenith® and Daikyo CZ® are registered trademarks of Daikyo Seiko, Ltd. Daikyo Crystal Zenith technologies are licensed from Daikyo Seiko, Ltd.